                                                                   EXHIBIT 10.2




                          LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                         CONGRESS FINANCIAL CORPORATION
                                   AS LENDER

                                      AND

                        CLARK MATERIAL HANDLING COMPANY
                                  AS BORROWER


                        DATED AS OF:  NOVEMBER 27, 1996
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                               TABLE OF CONTENTS

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  SECTION 1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

  SECTION 2.       CREDIT FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
          2.1  Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
          2.2  Letter of Credit Accommodations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
          2.3  Availability Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

  SECTION 3.       INTEREST AND FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
          3.1  Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
          3.2  Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
          3.3  Servicing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
          3.4  Unused Line Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
          3.5  Changes in Laws and Increased Costs of Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

  SECTION 4.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
          4.1  Conditions Precedent to Initial Revolving Loans and Letter of Credit Accommodations  . . . . . . . . . . . . .   27
          4.2  Conditions Precedent to All Revolving Loans and Letter of Credit Accommodations  . . . . . . . . . . . . . . .   30

  SECTION 5.       GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

  SECTION 6.       COLLECTION AND ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
          6.1  Borrower's Loan Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
          6.2  Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
          6.3  Collection of Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          6.4  Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          6.5  Authorization to Make Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          6.6  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

  SECTION 7.       COLLATERAL REPORTING AND COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
          7.1  Collateral Reporting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
          7.2  Accounts Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
          7.3  Inventory Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
          7.4  Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          7.5  Right to Cure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          7.6  Access to Premises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
          7.7  Irrevocable License to Use Equipment and Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . .   41
          7.8  Terex Distribution Center Mortgagee Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

  SECTION 8.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
          8.1  Corporate Existence, Power and Authority; Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
          8.2  Financial Statements; No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
          8.3  Chief Executive Office; Collateral Locations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43





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
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          8.4  Priority of Liens; Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
          8.5  Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
          8.6  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
          8.7  Compliance with Other Agreements and Applicable Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
          8.8  Accuracy and Completeness of Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
          8.9  Acquisition of Purchased Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
          8.10 Issuance of Senior Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
          8.11 Employee Benefits.  Ex   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
          8.12 Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
          8.13 Survival of Warranties; Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

  SECTION 9.       AFFIRMATIVE AND NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
          9.1  Maintenance of Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
          9.2  New Collateral Locations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
          9.3  Compliance with Laws, Regulations, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
          9.4  Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
          9.5  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
          9.6  Financial Statements and Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
          9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
          9.8  Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
          9.9  Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
          9.10 Loans, Investments, Guarantees, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
          9.11 Dividends and Redemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
          9.12 Additional Restrictions for Certain Indebtedness, Investments and Dividends  . . . . . . . . . . . . . . . . .   62
          9.13 Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
          9.14 Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
          9.15 Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
          9.16 No Conflicts with Amount of Maximum Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
          9.17 Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

  SECTION 10.      EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
          10.1 Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
          10.2 Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

  SECTION 11.      JURY TRIAL WAIVER; OTHER WAIVERS
                   AND CONSENTS; GOVERNING LAW      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
          11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver  . . . . . . . . . . . . . . . . . . . .   70
          11.2 Waiver of Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
          11.3 Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
          11.4 Waiver of Counterclaims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
          11.5 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72

  SECTION 12.      TERM OF AGREEMENT; MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
          12.1 Term   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
          12.2 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
          12.3 Partial Invalidity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
          12.4 Successors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
          12.5 Participant's Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77





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
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          12.6 Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
          12.7 Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78





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                                  INDEX TO
                           EXHIBITS AND SCHEDULES


     Exhibit A      Information Certificate of Borrower

                        LOAN AND SECURITY AGREEMENT


     This Loan and Security Agreement dated as of November 27, 1996 is entered into by and between Congress Financial Corporation, a California corporation ("Lender") and CLARK Material Handling Company, a Delaware corporation, formerly known as CMHC Acquisition Corporation ("Borrower").


                            W I T N E S S E T H:


     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.   DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth above, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean, individually and collectively, (a) accounts purchased by Borrower from Sellers pursuant to the Purchase Agreements and (b) all of Borrower's now owned and hereafter acquired rights to payment for the prior, concurrent or future sale, lease or other disposition of Inventory or rendition of services, whether or not evidenced by an instrument or chattel paper and whether or not earned by performance.

     1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (1) the Eurodollar Rate for such Interest Period by (2) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.3 "Affiliate" shall mean, as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including with correlative meanings, the terms or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. "controlling", "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management in effect.

     1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may (i) adversely affect either (A) any Collateral, the rights of the Lender in any Collateral or any other property which is security for the Obligations or its value or (B) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (ii) adversely affect in any material respect the assets (other than any Collateral) or business of Borrower or any Obligor,
(b) to reflect the good faith belief of Lender that any collateral report or financial information furnished by or on behalf of any Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.5  "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

     1.6 "Board of Directors" shall mean the board of directors or any duly constituted committee of any corporation or of a corporate general partner of a partnership and any similar body empowered to direct the affairs of any other entity.

     1.7 "Business Day" or "business day" shall mean (a) for the Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are both open for the transaction of business, (b) for all Eurodollar Rate Loans, any such day as described in clause (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market, and (c) for all other purposes hereof, any such day as described in clause (a) above.

     1.8 "Change of Control" shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of Borrower's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower, (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act), except for one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Holdings, (iv) after consummation of an initial public offering of any class of common stock of Borrower or Holdings, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower or Holdings (together with any new directors who have been appointed by CVC, Citicorp N.A., or any Affiliate of CVC or whose nomination for election by the stockholders of Borrower was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower or Holdings, as the case may be, then still in office or (v) the failure by Holdings to own more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Borrower.

     1.9 "Clark Brazil" shall mean Clark Empilhadeiros Do Brasil Ltda, an entity organized under the laws of Brazil.

     1.10 "Clark Canada" shall mean Clark Material Handling of Canada, Ltd., a Canadian corporation.

     1.11 "Clark Germany" shall mean Clark Material Handling GmbH, an entity organized under the laws of Germany.

     1.12 "Clark Korea" shall mean Clark Forklift Korea, Inc., an entity organized under the laws of Korea.

     1.13 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.14 "Collateral" shall have the meaning set forth in Section 5 hereof.

     1.15 "Confidential Information" shall mean non-public information supplied by Borrower to Lender the disclosure of which is restricted by the provisions of Section 12.7 hereof.

     1.16 "CVC" shall mean Citicorp Venture Capital, Ltd., a New York corporation.

     1.17 "Eligible Accounts" shall mean, Accounts purchased by Borrower from Old Clark pursuant to the Purchase Agreements or created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and delivery of Inventory by Borrower or inventory by Old Clark or rendition of services by Borrower or Old Clark in the ordinary course of its business and which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts are not unpaid more than sixty (60) days from the original due date thereof or more than one hundred and twenty (120) days after the date of the original invoice for them, except for such longer periods of reasonable duration as to any Account with respect to which payment is covered by the terms of an outstanding and unexpired letter of credit that in all other respects complies with the requirements of subsection (f)(ii)(A) of this definition of Eligible Accounts;

          (c) such Accounts are not owed by any account debtor as to which more than fifty (50%) percent of the aggregate amount thereof are unpaid more than sixty (60) days past the original due date thereof or are unpaid more than one hundred and twenty (120) days after the date of the original invoice for them;

          (d) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

          (e) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent; provided, however, that, no Account where the account debtor is a franchised dealer of Inventory shall be deemed ineligible solely because Borrower has a buy-back arrangement with such account debtor effective upon the termination by Borrower of such account debtor as a franchised dealer, but upon such termination (or any other termination of or by such account debtor as a franchised dealer) the Accounts owed by such dealer shall become ineligible;

          (f) such Accounts are payable in the United States of America in United States dollars and (i) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Canada or Puerto Rico, or (ii) at the option of Lender (subject to such lending formula with respect thereto as Lender may determine) if either: (A) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender, and, if required by Lender, the original of such letter of credit has been delivered to Lender or a bailee for Lender and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (B) such Account is subject to credit insurance payable to Lender issued by an insurer reasonably acceptable and on terms and in an amount acceptable to Lender, or (C) such Account is payable under a sight draft against delivery of documents of title and accepted by a bank reasonably satisfactory to Lender, and on terms and conditions acceptable to Lender, or (D) such Account is otherwise acceptable in all respects to Lender with respect to the creditworthiness of the account debtor and the ability of Lender to collect such Accounts;

          (g) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (h) the account debtor with respect to such Accounts (x) has not asserted a counterclaim, defense or dispute, and (y) does not engage in transactions which give rise to, any right of setoff against such Accounts, unless in the case of clause (y) such account debtor has entered into a written agreement in favor of Lender, for the benefit of Lender, and in form and substance reasonably satisfactory to Lender, pursuant to which such account debtor agrees not to assert any setoff against Accounts owed to any Borrower;

          (i) there are no facts, events or occurrences which Lender believes in good faith would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (j) such Accounts are subject to the first priority, valid and perfected security interest of Lender, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens or security interests except those permitted in this Agreement;

          (k) neither the account debtor nor any officer or director of the account debtor with respect to such Accounts is affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control or management;

          (l) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, upon request of Lender, the Federal Assignment of Claims Act of 1940, as amended or any similar State, local or foreign law, if applicable, has been complied with in a manner reasonably satisfactory to Lender;

          (m) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

          (n) such Accounts of a single account debtor or its affiliates do not constitute more than ten (10%) percent of all otherwise Eligible Accounts (but the portion of such Accounts not in excess of such percentage may be deemed Eligible Accounts);

          (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the applicable credit limit(s) with respect to such account debtors as established by Lender from time to time (but the portion of such Accounts not in excess of such credit limit may still be deemed Eligible Accounts);

          (p)  such Accounts are not Floor Plan Accounts; and

          (q) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender in good faith.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.18 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower, parts held for resale or to be incorporated into finished goods, and raw materials for such finished goods which are deemed acceptable to Lender in its good faith judgment based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) spare parts for Equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Borrower's business; (e) Inventory at premises other than those located in the United States of America; (f) Inventory at premises other than those owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging the first priority security interest of Lender, in the Inventory, waiving or subordinating in favor of Lender security interests and claims by such person against the Inventory and permitting Lender access to, and, subject to such limitations and costs reasonably acceptable to Lender, the right to remain on, the premises so as to exercise the rights and remedies of Lender and otherwise deal with the Collateral; provided, however, that fifty (50%) percent of the Value of Inventory of Borrower in the possession of any of its dealers or other third parties (but expressly excluding Terex in any event) that otherwise satisfies and continues to satisfy Lender's criteria for Eligible Inventory, but for only the fact that Borrower has not delivered to Lender the written agreement by such dealer or other third party required pursuant to this subsection (f), shall nevertheless be treated as Eligible Inventory for the period from the date hereof through the earlier of March 31, 1997 or the occurrence of an Event of Default; and provided, further, that the aggregate amount of Revolving Loans determined by Lender to be available with respect to Inventory in the possession of Borrower's dealers or other third parties that is partly deemed Eligible Inventory on a temporary basis by virtue of the preceding proviso, shall not exceed the amount of $1,000,000 at any one time outstanding; (g) Inventory in the possession of or under the control of Terex, unless, in addition to the written agreement referred to in subsection (f) of this Section, Borrower has delivered the written agreement in favor of Lender as required in Section 4.1(g)(ii) and unless such agreement and the Service Agreement remain in effect and have not been breached in any material respect by Terex or Borrower, and

Lender is and continues to be satisfied in all respects with the manner of segregation and storage of Inventory, and billing and recordkeeping practices and procedures relating to Inventory and Accounts of Borrower utilized by Terex under the Service Agreement; (h) Inventory subject to a security interest or lien in favor of any person other than Lender; (i) bill and hold goods; (j) unserviceable or obsolete Inventory; (k) slow moving Inventory of parts or raw materials or any product or category of finished goods which has not been the subject of a sale in the ordinary course of business of Borrower within a reasonable period of time as determined in good faith by Lender; (l) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (m) returned inventory (unless such inventory is first quality, unused and suitable for resale in the ordinary course of Borrower's business), damaged and/or defective Inventory; (n) Inventory purchased or sold on consignment; and (o) Inventory which Lender determines, in good faith, for any other reason, is not acceptable for lending purposes. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.19 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment and fixtures used in the conduct of Borrower's business, including, without limitation, all manufacturing, assembly, distribution, data processing and office equipment and all machinery, furniture, furnishings, appliances and trade fixtures.

     1.20 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.21 "ERISA Affiliate" shall mean any person required to be aggregated with a Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.22 "Eurodollar Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.23 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 11:00 a.m. (New York City time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by Borrower and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.24 "Event of Default" shall have the meaning set forth in Section
10.1 hereof.

     1.25 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to:

          (a) the lesser of (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory as determined by Lender, and subject to the Inventory Loan Limit, any other sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, plus

          (b) the value at such time of all of Borrower's cash and cash equivalents of the kind described in Section 9.10(b) hereof, less outstanding checks and other outstanding payment instruments or payment orders thereagainst, and less the amount of any cash and cash equivalents that are subject to any restriction on use or any lien or security interest, minus

          (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Borrower, which are past due at such time for a period in excess of ninety (90) days past the original due date for such trade payables, unless such past due trade payables are subject to a written agreement extending the original due date for a longer period, provided the Borrower is not then in default under such agreement;

Provided, however, that the amount of Excess Availability otherwise determined as provided in this Section shall be reduced by the aggregate amount of Net Asset Sale Proceeds from time to time realized, less an amount equal to the aggregate amount of funds used by Borrower or its Subsidiaries at any time after a transaction giving rise to Net Asset Sale Proceeds either (A) to make investments as described in clauses (a) of
Section 4.10 of the Note Indenture (as in effect on the date hereof), to the extent such use of funds relieves Borrower from the obligation to make an Excess Proceeds Offer (as defined in the Note Indenture as in effect on the date hereof) in respect of such Net Asset Sale Proceeds, or
(B) to purchase Senior Notes pursuant to a Net Proceeds Purchase.

     1.26 "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may, from time to time hereafter be amended, modified, remodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.27 "Existing Holders" shall mean (i) CVC, (ii) Citicorp N.A. or any other Affiliate of CVC, (iii) any officer, employee or director of CVC,
(iv) the Management Investors (as such term is defined in the Note Indenture as presently in effect) and (v) in the case of any natural Person specified in the foregoing clauses, any spouse or lineal descendant (including by adoption) of such Person; provided, that in no event shall the Persons specified in clauses (iii) through (v) be deemed "Existing Holders" with respect to more than thirty (30%) percent of the voting power of the total outstanding Voting Stock of the Borrower or Holdings.

     1.28 "Existing Working Capital Lenders" shall mean Congress Financial Corporation ("Congress") and Foothill Capital Corporation ("Foothill"), as lenders, and Foothill as agent for itself and Congress, pursuant to the Loan and Security Agreement dated May 9, 1995 among such lenders and agent and Terex and certain of its Subsidiaries, including Old Clark, as borrowers.

     1.29 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.30 "Floor Plan Accounts" shall mean all Accounts which are either
(i) owed to Borrower by a franchised dealer or other purchaser or lessor who has incurred or is otherwise liable for any Indebtedness covered by a Floor Plan Guaranty, or (ii) are payable directly to Borrower by a floor plan lender or other person who finances the purchase of the inventory giving rise to such Account.

     1.31 "Floor Plan Guaranty" shall mean the guarantee by Borrower of, or other arrangement under which Borrower may be liable, in whole or in part, for Indebtedness incurred by a franchised dealer, or other purchaser or lessor, for the purchase or lease of inventory manufactured or sold by Borrower, the proceeds of which Indebtedness is used solely to pay the purchase price of inventory sold by Borrower to such franchised dealer and any related fees and expenses (including finance fees); provided, that (i) to the extent commercially practicable, the Indebtedness so guaranteed is secured by a perfected first priority lien on such inventory and the proceeds thereof in favor of the holder of such Indebtedness and (ii) if Borrower is required to make payment with respect to such guarantee, Borrower will have the right to receive either (a) title to such inventory,
(b) a valid assignment of a first priority perfected lien in such inventory and the proceeds thereof or (c) the net proceeds of any resale of such inventory.

     1.32 "Foreign Subsidiaries" shall mean, individually and collectively, Clark Canada, Clark Germany, Clark Brazil and Clark Korea, and their Subsidiaries.

     1.33 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances under determination consistently applied.

     1.34 "Hedging Obligations" shall mean, with respect to any person, the obligations of such person under any of the following agreements or arrangements to the extent that the primary purpose thereof is reduction of risk to Borrower of interest rate fluctuations relating to its customary business and not interest rate speculation: (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

     1.35 "Holdings" shall mean CMH Holdings Corporation, a Delaware corporation.

     1.36 "Indebtedness" of any person shall mean (without duplication) (i) all indebtedness of such person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person to pay the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under capitalized leases, (vi) all obligations, contingent or otherwise, of such Person under bankers' acceptance and letter of credit facilities, (vii) all obligations of such Person in respect of Hedging Obligations or under the Tax Sharing Agreement, (viii) all Indebtedness of others guaranteed by such person, including Floor Plan Guaranties, and (ix) all Indebtedness of the type referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such person has not assumed or become liable for the payment of such Indebtedness, provided however, that the amount of such Indebtedness shall (to the extent such person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, further, that in the case of each of clauses (i), (ii) and (iii) above, the amount of such Indebtedness will be the amount that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP.

     1.37 "Information Certificate" shall mean, the Information Certificate of Borrower containing material information with respect to Borrower, its business and assets, as such Information Certificate has been provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.38 "Intellectual Property" shall mean all of Borrower's now owned and hereafter acquired (a) common law and statutory trademarks, service marks, trade names, trademark and service mark registrations, applications for trademark or service mark registrations, corporate names, company names, business names, fictitious business names, trade styles, logos, other source or business identifiers, copyrights, designs and all registrations and recordings thereof, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office, United States Register of Copyrights, or in any similar office or agency of the United States, any state thereof, or any county or any political subdivision thereof, together with all goodwill associated therewith, (b) United States and foreign patents and patent applications,
(c) utility models, industrial models, designs, know-how, blue prints, drawings and all other forms of industrial intellectual property, (d) all grants issued by or applications pending in the United States Patent and Trademark Office or in any other country or political subdivision thereof,
(e) all
extensions, reissues, continuations, continuations-in-part, and divisions thereof, and (f) all proceeds of the foregoing (including, without limitation, license royalties and proceeds of infringement suits).

     1.39 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then current term of this Agreement.

     1.40 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one-half of one (.5%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and one-half (2.5%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, the Interest Rate shall mean the rate of two and one-half (2.5%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and one-half (4.5%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at the option of Lender, without notice (a) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing and until such time as all Obligations are paid in full (notwithstanding entry of any judgment against Borrower) and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without knowledge or consent of Lender and whether made before or after an Event of Default).

     1.41 "Inventory" shall mean all of Borrower's now owned and hereafter acquired goods (including, without limitation, goods in the possession of Borrower or Terex or any other bailee or other person for sale, storage, transit, processing, use or otherwise supplies, finished goods, parts, raw materials, work-in-process and components) which are: (a) held for sale or lease, (b) furnished or to be furnished under contracts for services, or
(c) raw materials, work-in-process or materials used or consumed in its business.

     1.42 "Inventory Loan Limit" shall mean, the amount of $27,500,000.

     1.43 "Investments" shall mean, with respect to any person, all investments by such person in other persons (including affiliates) in the forms of loans, guarantees, advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, equity interests, common stock appreciation rights, or other securities, the acquisition of all or a substantial part of the assets or business of a person, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding (i) relocation loans, commission, travel and similar advances to officers and employees of such person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business on customary terms consistent with past practice, including the past practice of Old Clark).

     1.44 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or other person obligated to the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

     1.45 "Loans" shall mean the Revolving Loans.

     1.46 "Maximum Credit" shall mean the amount of $30,000,000.

     1.47 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.48 "Net Asset Sale Proceeds" shall have the meaning ascribed to the term "Net Proceeds" in the Note Indenture, as in effect on the date hereof.

     1.49 "Net Proceeds Purchase" shall mean a purchase by Borrower of the Senior Notes pursuant to a mandatory offer by Borrower in respect of excess Net Asset Sale Proceeds, as and to the extent required pursuant to Section
4.10 of the Note Indenture as in effect on the date hereof.

     1.50 "Note Indenture" shall mean the Indenture, dated of even date herewith, by and between Borrower, as issuer, and the Note Trustee, in connection with and governing the rights of the holders of the Senior Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.51 "Note Trustee" shall mean United States Trust Company of New York, a New York corporation, acting in its capacity as trustee on behalf of the holders of the Senior Notes pursuant to the Note Indenture and the agreements delivered in connection therewith, and its successors and assigns (and including, without limitation, any successor, replacement, assignee or additional person at any time acting as trustee for the benefit of the holders of the Senior Notes).

     1.52 "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender arising under or in connection with this Agreement, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under or in connection with this Agreement, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

     1.53 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.54 "Old Clark" shall mean Terex Material Handling Corporation, a Kentucky corporation, formerly known as Clark Material Handling Company.

     1.55 "Participant" shall mean any person which at any time participates with Lender in respect of the Revolving Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

     1.56 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.57 "Person" or "person" shall mean any individual, sole proprietorship, partnership, limited liability company, a limited liability partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.58 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.59 "Prime Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.60 "Purchase Agreements" shall mean, individually and collectively, the Stock and Asset Purchase and Sale Agreement, dated November 9, 1996, between Sellers and Borrower, as amended through the date hereof, the Service Agreement, and all other agreements as are referred to therein and all side letters with respect thereto and all agreements, documents and instruments executed and/or delivered in connection therewith as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.61 "Purchased Assets" shall mean all of the assets, warranties and rights acquired by Borrower from Sellers pursuant to the Purchase
Agreements, including, without limitation, the Purchased Stock.

     1.62 "Purchased Stock" shall mean, collectively, all of the issued and outstanding shares of Clark Germany, Clark Korea, Clark Brazil, Clark Canada and Clarklift of Washington/Alaska, Inc., sold by Sellers and purchased by Borrower pursuant to the Purchase Agreements.

     1.63 "Receivables" shall mean all of Borrower's now owned and hereafter acquired (a) Accounts, (b) general intangibles for money due or to become due (including, without limitation, intercompany obligations) which arise from or relate to the sale, lease or other disposition of Inventory or rendition of services, (c) chattel paper and instruments evidencing indebtedness which arise from or relate to the sale, lease or other disposition of Inventory or rendition of services, (d) Indebtedness of Sellers to Borrower pursuant to the Purchase Agreements which arises from or relates to accounts, inventory and other Collateral included in the Purchased Assets, (e) interest, late charges, collection fees and other sums owed in connection with the foregoing, and (f) interests in Inventory (including, without limitation, returned, repossessed and reclaimed goods) which gave rise to any of the foregoing.

     1.64 "Records" shall mean all of Borrower's present and future books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by Terex or any other person).

     1.65 "Reference Bank" shall mean CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

     1.66 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.67 "Sellers" shall mean, individually and collectively, Terex, Old Clark, CMH Acquisition Corp., a Delaware corporation, CMH Acquisition International Corp., a Delaware corporation, and Clark Material Handling International, Inc., a Michigan corporation.

     1.68 "Senior Notes" shall mean, individually and collectively, the unsecured 10 3/4% Senior Notes due 2006 in the original principal amount of $130,000,000 issued by Borrower pursuant to the Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.69 "Service Agreement" shall mean the Service Agreement between Terex and Borrower, dated as of the date hereof, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.70 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than fifty (50%) percent of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its Subsidiaries is a general partner.

     1.71 "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement, dated as of the date hereof, between Holdings and Borrower, as the same now exists or may hereafter be amended, supplemented, extended, renewed, restated or replaced.

     1.72 "Terex" shall mean Terex Corporation, a Delaware corporation, and its successors and assigns.

     1.73 "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of the State of New York.

     1.74 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

     1.75 "Voting Stock" shall mean with respect to any Person, (i) one or more classes of capital stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any capital stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into capital stock of such Person described in clause
(i) above.


SECTION 2.  CREDIT FACILITIES

     2.1  Revolving Loans.

          (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower, up to the amount equal to the sum of:

               (i) seventy (70%) percent of the Net Amount of Eligible Accounts, plus

               (ii) the lesser of (A) forty (40%) percent of the Value of Eligible Inventory, or (B) the Inventory Loan Limit, less

               (iii) any Availability Reserves established in accordance with this Agreement.

          (b) Lender may, in its discretion, from time to time, upon not less than five (5) days' prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts of Borrower for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts of Borrower other than as a result of payments in cash to (2) the aggregate amount of total sales of Borrower) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or
(B) the general creditworthiness of account debtors of Borrower has declined or (ii) reduce the lending formula with respect to Eligible Inventory to the extent that Lender determines in good faith that: (A) the number of days of the turnover of the Inventory of Borrower for any period has changed in any material adverse respect or (B) the liquidation value of the Eligible Inventory of Borrower, or any category thereof, has decreased, or (C) the nature and quality of the Inventory of such Borrower has deteriorated in any material respect or the mix of such Inventory has changed materially and adversely. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

          (c) Except in the discretion of Lender, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit and the aggregate Revolving Loans outstanding at any time based on the aggregate Value of Eligible Inventory shall not exceed the Inventory Loan Limit at such time. Subject to the terms and conditions of this Agreement, Borrower may borrow, shall repay, and may reborrow such amounts (if any) as are determined in good faith by Lender to be available to Borrower as Revolving Loans and Letter of Credit Accommodations. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the Inventory Loan Limit, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

          (d) For purposes of applying the sublimit set forth in Section 2.1(a)(ii)(B) hereof, Lender may treat the amount of its reliance on Eligible Inventory to be purchased under outstanding Letter of Credit Accommodations as a Revolving Loan based on Eligible Inventory pursuant to
Section 2(a)(ii). In determining the amount of such reliance, the outstanding Revolving Loans and Availability Reserves shall first be attributed to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to components of the lending formulas subject to such sublimit.

     2.2  Letter of Credit Accommodations.

          (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1.5%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for each month (or part thereof), payable in arrears as of the first day of each month for the immediately preceding month, except that Borrower shall pay to Lender such letter of credit fee, without notice, at Lender's option, at a rate equal to three and one-half (3.5%) percent per annum on such daily outstanding balance for (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the Obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject, without limitation, to the Maximum Credit, the Inventory Loan Limit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) sixty (60%) percent of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

          (d) Except in the discretion of Lender, the aggregate amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $7,500,000. At any time an Event of Default exists or has occurred and is continuing, upon request by Lender, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit

Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

          (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation; provided, however, that Borrower shall have no obligation to indemnify Lender for any such losses, claims, damages, liabilities, costs and expenses to the extent directly caused by the willful misconduct or gross negligence of Lender otherwise entitled to be indemnified and held harmless, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed the agent for the Borrower. Borrower assumes all risks for, and agree to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Lender, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except any of the foregoing directly caused by the willful misconduct or gross negligence of Lender otherwise to be released and held harmless, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

          (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has, in accordance herewith, duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender or by the issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At any time an Event of Default exists or has occurred and is continuing, Lender shall have the sole and exclusive right and authority in good faith, to, and Borrower shall not (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders. At any time an Event of Default exists or has occurred and is continuing, Lender shall have the sole and exclusive right and authority in good faith, to, and Borrower shall not at any time (x) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (y) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

          (g) Nothing herein contained in Section 2.2(f) or elsewhere in this Agreement shall in any event operate to restrict the rights of any issuer of a Letter of Credit Accommodation or correspondent thereof at any time or to render Lender liable for any exercise of rights by an issuer or correspondent thereof.

          (h) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have correspondingly been undertaken in favor of Lender by Borrower.

     2.3  Availability Reserves.

          (a) All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit, the Inventory Loan Limit and other applicable limits hereunder shall be subject to the continuing right of Lender to establish and revise Availability Reserves in accordance with this Agreement.

          (b) Without limiting Lender's other rights hereunder to establish Availability Reserves, if at any time Borrower's Excess Availability shall fall below $5,000,000, Lender shall have the right to establish and to maintain at all times thereafter, Availability Reserves in an amount deemed necessary by Lender in good faith to cover future fees, costs and expenses payable by Borrower to Terex under the Service Agreement and/or such sums that would be payable by Lender to Terex following an Event of Default or any commencement of a liquidation of Borrower's Loan account, for performance of services relating to the Collateral in Terex's possession or under its control. All sums paid by Lender to Terex in respect of such services and other costs and expenses payable by Lender in connection with access to and realization upon Collateral in Terex's possession or under its control shall be deemed advanced for Borrower's account and shall be part of the Obligations. For purposes of this Section 2.3(b), Excess Availability shall be determined without adding any amount (if any) that would otherwise be added under clause (b) of the definition of Excess Availability, and without taking into account the reduction (if any) otherwise to be made pursuant to the proviso contained in such definition.


SECTION 3.     INTEREST AND FEES

     3.1  Interest.

          (a) Borrower shall pay to Lender, interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of, and during the continuance of, any Event of Default, or after termination or non-renewal hereof, shall be payable on demand.

          (b) Borrower may from time to time request that Eurodollar Rate Loans be made or that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans requested or the amount of Prime Rate Loans to be converted to Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, including, without limitation, Lender's determination of Revolving Loan availability under
Section 2 hereof, three (3) Business Days after receipt by Lender of such a request from Borrower, such Eurodollar Rate Loans (if available) shall be made, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing, (ii) no party hereto shall have sent, pursuant to the terms hereof, any notice of termination or non-renewal of this Agreement,
(iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than five
(5) Interest

Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 and must be an integral multiple of $500,000, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty-five (85%) percent of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, as determined in good faith by Lender (but with no obligation of Lender to make such Revolving Loans) and
(vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower for a Eurodollar Rate Loan to be made or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loans at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at the option of Lender, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which with the notice or passage of time or both would constitute an Event of Default, shall exist or shall have occurred and be continuing, or (ii) this Agreement shall terminate or not be renewed.

          (d) If the sum of the initial principal amounts of Revolving Loans initially made as Eurodollar Rate Loans or of Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, shall at any time exceed either (x) the aggregate principal amount of the Revolving Loans then outstanding, or (y) the amount of the Revolving Loans then available to Borrower under Section 2 hereof, then, at Lender's option, there shall be converted to Prime Rate Loans such amount of Eurodollar Rate Loans outstanding under then-effective Interest Periods, as shall be sufficient to reduce the principal balance of the remaining Eurodollar Rate Loans to not more than eighty-five (85%) percent of the amount of Revolving Loans which it is anticipated (1) will be outstanding at all times during the remaining Interest Periods and (2) will be outstanding at all times during such remaining Interest Periods within the amounts available to Borrower under Section 2 hereof, in each case as determined by Lender in good faith. The actual amount of Eurodollar Rate Loans converted to Prime Rate Loans under this Section 3.1(d) shall be the smallest amount equal to or exceeding the required reduction resulting from the conversion of the full initial amounts of Eurodollar Rate Loans for one or more Interest Periods in effect at the time of conversion.

          (e) Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge to any loan account of Borrower), any amounts required to compensate Lender, the Reference Bank or any Participant for any out-of-pocket loss, cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (f) Interest shall be payable by Borrower to Lender, monthly in arrears, not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The Interest Rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective on the first day of the month after any change in such Prime Rate is announced, based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Closing Fee. Borrower shall pay to Lender, as a closing fee the amount of $225,000, which shall be fully earned and payable as of the date hereof.

     3.3 Servicing Fee. Borrower shall pay to Lender, monthly a servicing fee in an amount equal to $5,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-quarter of one (.25%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee under this Section 3.4 shall be payable on the first day of each month in arrears.

     3.5  Changes in Laws and Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either
(A) make it unlawful for any of Lender, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed in good faith by Lender to be material, or (B) shall result in the increase in the costs to any of Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lender or any Participant in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to any of Lender, Reference Bank or any Participant, which is determined by Lender to be attributable in good faith to making or maintaining any Eurodollar Rate Loans, shall otherwise increase by an amount deemed by Lender to be material. In the circumstances described in clauses (i)(B), (i)(C) or
(ii), in lieu of conversion to Prime Rate Loans, Borrower shall have the option, for the balance of the Interest Period(s) for then outstanding Eurodollar Rate Loans, of paying any and all increased costs and expenses incurred in good faith by any of Lender, the Reference Bank or any Participant, together with the aggregate amount received or receivable by Lender and which has been reduced in respect of such Eurodollar Rate Loans. In the event of any conversion of Eurodollar Rate Loans to Prime Rate Loans, Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts determined in good faith by Lender to be required to compensate any of Lender, the Reference Bank or any Participant for any out-of-pocket loss, cost or expense incurred in good faith by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred in good faith by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate such person as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments of principal in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of

Collateral, Borrower shall pay to Lender for the benefit of Lender, upon demand by Lender (or Lender may, at its option, charge to any loan account of Borrower), any amounts determined in good faith by Lender to be required to compensate Lender, the Reference Bank or any Participant for any out-of-pocket loss, cost or expense incurred in good faith by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.


SECTION 4.     CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Initial Revolving Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Revolving Loans and providing the initial Letter of Credit Accommodations hereunder:

          (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination and release by the Existing Working Capital Lenders and the trustee(s) and collateral agent(s) for the holders of Terex's 13 1/4% Senior Secured Notes due 2002 and other holders of security interests granted by Sellers (except with respect to capital leases of Equipment assumed by Borrower) with respect to the Purchased Assets, duly executed and delivered by each of the Existing Working Capital Lenders, such trustee(s) and collateral agent(s) and such other Persons, including, but not limited to UCC termination statements or other lien discharges for all UCC financing statements and other instruments evidencing or creating any lien or security interest previously filed by it or any of them or their predecessors, as secured party or lien holder, and Sellers or any Subsidiaries of Sellers that will be, upon consummation of the Purchase Agreements, Subsidiaries of Borrower, as debtor or grantor, relating to any of the Purchased Assets or the assets of any of such Subsidiaries of Borrower;

          (b) Lender shall have received, in form and substance satisfactory to Lender, evidence that (i) Borrower has completed the issuance of all of the Senior Notes pursuant to the terms of the Note Indenture and the preliminary offering circular dated November 11, 1996 with respect thereto previously delivered to Lender (except for the non-fulfillment of any terms thereof or waiver of any conditions precedent contained therein that are disclosed to and consented to in writing by Lender), and (ii) Borrower has received gross cash proceeds in an amount of not less than $130,000,000 from the issuance of the Senior Notes;

          (c) Lender shall have received, in form and substance satisfactory to Lender, evidence that Holdings has made an equity contribution to Borrower of not less than $25,000,000 in cash in exchange for all of the capital stock of Borrower and Borrower shall have received such capital contribution;

          (d) Lender shall have received, in form and substance satisfactory to Lender, evidence that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements have been consummated pursuant to the terms of the Purchase Agreements prior to the execution of this Agreement (except for the non-fulfillment of any terms thereof or waiver of any conditions precedent contained therein that are disclosed to and consented to in writing by Lender), including, without limitation, (i) the payment of the entire Purchase Price (as such term is defined in the Purchase Agreements) to Sellers from the application in part of such proceeds from the issuance of the Senior Notes and such cash equity contribution to Borrower received by Borrower, (ii) compliance with all conditions precedent to the obligations of Sellers and Borrower to consummate the sale and purchase of the Purchased Assets and (iii) delivery of all documents required to be delivered by Sellers and Borrower at the Closing (as such term is defined in the Purchase Agreements);

          (e) Lender shall have received, in form and substance satisfactory to Lender, a pro-forma consolidated balance sheet of Borrower in the form included at pages P-2 and P-3 of Borrower's preliminary offering circular dated November 11, 1996 with respect to the Senior Notes reflecting consummation of the initial transactions contemplated hereunder and under the Purchase Agreements, including, but not limited to, (i) the consummation of the acquisition of the Purchased Assets by Borrower from Sellers and the other transactions contemplated by the Purchase Agreements,
(ii) the consummation of the issuance by Borrower of the Senior Notes,
(iii) the $25,000,000 cash equity contribution by Holdings to Borrower and
(iv) the assumption of certain liabilities of Sellers by Borrower pursuant to and as provided in the Purchase Agreements, accompanied by a certificate, dated of even date herewith, of the chief financial officer of Borrower, stating that such pro-forma balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate;

          (f) Lender shall have received, in form and substance satisfactory to Lender, evidence that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (g) Lender shall have received, in form and substance satisfactory to Lender (i) the agreement of Sellers consenting to the collateral assignment by Borrower to Lender of all of Borrower's rights and remedies and claims for damages or other relief under the Purchase Agreements arising from or relating to the accounts, inventory and other Collateral included in the Purchased Assets, including, without limitation, all such rights and remedies under the Service Agreement and bulk transfer indemnities, and (ii) the written agreement by Terex to provide directly to Lender for such periods and on such terms as shall be acceptable to Lender such of the services covered by the Service Agreement as Lender shall request, notwithstanding any breach or default by Borrower under or termination of the Service Agreement, and granting Lender such other rights as Lender may require, in each case duly authorized, executed and delivered by Sellers or Terex, as applicable;

          (h) no material adverse change shall have occurred in the assets, business or prospects of Old Clark (up to the time immediately preceding the consummation of the sale of the Purchased Assets to Borrower) or Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

          (i) Lender shall have completed a field review of the Records and such other information with respect to the Collateral (including, without limitation, the books and records with respect to the Purchased Assets maintained by or for the benefit of Old Clark) as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender not more than three (3) Business Days prior to the date hereof;

          (j) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgments by lessors, mortgagees and warehousemen (and in any event by Terex and the lessor and mortgagee of Terex's distribution center located in Southhaven, Mississippi) of the security interests of Lender in the Collateral, waivers or subordinations in favor of Lender by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and, subject to limitations and costs reasonably acceptable to Lender, the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

          (k) Borrower shall have, in the aggregate, Excess Availability, as determined by Lender as of the date hereof and the date of the initial Loans or Letter of Credit Accommodations extended hereunder, in an amount not less than $18,000,000, after giving effect to the application of the initial Revolving Loans and Letter of Credit Accommodations hereunder and after provision for payment of all fees and expenses of the transactions contemplated by this Agreement, the Purchase Agreements and the Offering Circular relating to the Senior Notes;

          (l) Lender shall have received, in form and substance satisfactory to Lender, blocked account or lockbox agreements with such banks as are acceptable to Lender;

          (m) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (n) Lender shall have received, in form and substance satisfactory to Lender, (i) such opinion letters of counsel to Borrower and Obligors with respect to the Financing Agreements, the Purchase Agreements, the issuance of the Senior Notes pursuant to the Note Indenture, the cash capital contribution by Holdings to Borrower, the liens and security interests of Lender with respect to the Collateral, the change of name of Borrower to CLARK Material Handling Company and such other matters as Lender may request and (ii) the opinion letter(s) of counsel to Sellers delivered to Borrower pursuant to the Purchase Agreements which, among other things, shall provide that such opinion letter(s) may be delivered to and relied upon by Lender and Participants;

          (o) Lender shall have received, in form and substance satisfactory to Lender, an irrevocable license from Holdings with respect to any intellectual property of Holdings licensed to or used by Borrower, such license in favor of Lender to be for the purposes described in Section 7.7(b); and

          (p) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

     4.2 Conditions Precedent to All Revolving Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Revolving Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Revolving Loans and Letter of Credit Accommodations and any future Revolving Loans and Letter of Credit Accommodations:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

          (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.     GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns as security to Lender the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     5.1 all of Borrower's Receivables (including, but not limited to, Accounts);

     5.2 all present and future monies, securities, credit balances, collateral, deposits, deposit accounts and other property of such Borrower, to the extent constituting proceeds of Receivables or Inventory or Loans, now or hereafter held or received by or in transit to Lender or any depository bank or institution;

     5.3 all present and future liens, security interests, rights, remedies, interests and documents of Borrower in, to and in respect of Receivables and Inventory, including, without limitation, (a) rights and remedies under or relating to guaranties, warranties, contracts of suretyship, letters of credit and credit and other insurance related thereto, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of Borrower with respect to the Receivables as an unpaid vendor, lienor or secured party and (c) deposits by and property of account debtors or other persons securing the obligations of account debtors with respect to the Receivables;

     5.4 all of Borrower's present and future agreements or arrangements with sales agents, sales representatives, distributors, warehousemen and subcontractors or the like (including, without limitation, Terex) with respect to the sale, lease, disposition, servicing, storage, processing or manufacture of Inventory or with respect to Receivables;

     5.5  Inventory;

     5.6 all of Borrower's present and future rights arising under or related to the Purchase Agreements arising from or relating to the accounts, inventory and other Collateral included in the Purchased Assets;

     5.7  Records; and

     5.8 all products and proceeds of the foregoing, in any form, including, without limitation, all cash collections and other cash proceeds of any Receivables, all items or remittances in any form issued in payment of any Receivables (including, without limitation, checks, drafts and other instruments), insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.     COLLECTION AND ADMINISTRATION

     6.1 Borrower's Loan Accounts. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

     6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty
(30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing by Borrower to Lender.

     6.3  Collection of Accounts.

          (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are reasonably acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral shall be the property of Lender.

          (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan accounts on such day, and if not, then on the next Business Day.

          (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of any payments by Lender to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections of or realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At the option of Lender, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments on the Obligations to Lender, free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for, the amount of any payments or proceeds so surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 Noon New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

     6.6 Use of Proceeds. Borrower shall use the proceeds of the initial Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter (if any) furnished by Borrower to Lender on the date thereof, (b) costs, expenses and fees incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, and (c) general operating and working capital. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or Letter of Credit Accommodations to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.     COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. Borrower shall provide Lender with the following documents, in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts; (b) on the following periodic basis or, after the occurrence and during the continuance of an Event of Default, more frequently as Lender may request, (i) monthly perpetual Inventory reports, (ii) monthly reports of all Inventory by category, (iii) weekly reports of finished goods Inventory, and (iv) monthly agings of accounts payable, (c) upon reasonable request by Lender, and at all times upon request by Lender after the occurrence and during the continuance of an Event of Default, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and
(iii) copies of purchase orders, invoices and delivery documents for Inventory acquired by Borrower; (d) agings of accounts receivable on a weekly basis or more frequently as Lender may request; and (e) such other reports as to the Collateral as Lender shall reasonably request from time to time. In the case of those of the foregoing reports that are to be delivered on a monthly basis, such reports shall be delivered as soon as practicable following the end of each fiscal month, but in any event within ten (10) Business Days after the end of such month. If Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow instructions from Lender with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2  Accounts Covenants.

          (a) Without limiting the other reporting obligations of Borrower hereunder, Borrower shall promptly notify Lender on a separate basis of:
(i) any material delay in Borrower's performance of any of its obligations (including, without limitation, obligations of Old Clark assumed by Borrower) to any account debtor, or (ii) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, not yet reported to Lender and involving an amount in excess of (A) $200,000 individually or $500,000 in the aggregate for all such matters, so long as Borrower has Excess Availability in excess of $3,000,000 and no Event of Default has occurred that is continuing, or (B) $100,000 individually or $300,000 in the aggregate for all such matters, at all other times, (iii) all material adverse information known to Borrower, relating to the financial condition of any account debtor of Borrower and
(iv) any event or circumstance not otherwise described in clauses (i), (ii) or (iii) of this Section 7.2(a), which, to Borrower's knowledge, would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without the consent of Lender, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with its account debtors. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b) Without limiting the other reporting obligations of Borrower hereunder, Borrower shall promptly report on a separate basis to Lender any return by an account debtor of Borrower of Inventory having a sales price in excess of (i) $200,000 for any one account debtor or $500,000 in the aggregate for all account debtors, so long as Borrower has Excess Availability in excess of $3,000,000 and no Event of Default has occurred that is continuing, or (ii) $100,000 for any one account debtor or $300,000 in the aggregate for all account debtors, at all other times. At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account. In the event any account debtor of Borrower returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon request by Lender, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to instructions of Lender, and (iv) not issue any credits, discounts or allowances with respect thereto without prior written consent of Lender.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and provided such credits, discounts, allowances or extensions are made or given in the ordinary course of Borrower's business in accordance with past practices or pursuant to policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, subject to the effect on enforceability of
(A) any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) Lender shall have the right at any time or times, in the name of Lender or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which are part of the Collateral which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree in writing.

          (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Receivables have been assigned to Lender and that Lender has a security interest therein, and Lender may direct any or all account debtors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any commercially reasonable terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its or their agents or attorneys with respect thereto, provided that such agents or attorneys are selected by Lender with due care, and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its and Lender's interests. At any time that an Event of Default exists or has occurred and is continuing, at the request of Lender, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) with respect to Inventory counting (i) Borrower shall conduct a physical count of its Inventory at least once each year, unless Borrower's cycle counts of Inventory during such year are reasonably acceptable to Lender as to scope, methodology and frequency and are at least ninety-five (95%) percent accurate when compared with Borrower's Inventory accounting records, (ii) Borrower shall conduct a physical inventory at any time or times as Lender may request after and during the continuance of an Event of Default, and
(iii) promptly following such physical inventory or each cycle count, upon request by Lender, Borrower shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count or cycle count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon request by Lender, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request after and during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports of appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely;
(e) Borrower shall produce, use, store and maintain its Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders related thereto);
(f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of its Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, except in the ordinary course of business in accordance with past practices or policies previously disclosed in writing to Lender; (h) Borrower shall keep its Inventory in good and saleable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval, except if the acquisition or acceptance of any such Inventory so acquired is separately reported in writing to Lender upon receipt thereof by Borrower, and provided such Inventory is readily identifiable or is segregated from other Inventory (but Lender may, in its discretion, establish Availability Reserves to cover possible claims by the consignor as to such consigned Inventory or the products or the proceeds thereof).

     7.4 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's name or in the name of Lender, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts or other Receivables by legal proceedings or otherwise,
(iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account or other Collateral upon such terms, for such amount and at such time or times as Lender deems advisable and commercially reasonable, (v) settle, adjust, compromise, extend or renew an Account or other Receivable, (vi) discharge and release any Account or other Receivable on commercially reasonable terms, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of

Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in the determination of Lender, to fulfill Borrower's Obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control of any item of payment or proceeds thereof deposited or received for credit to the Blocked Accounts or constituting part of the Collateral, (ii) have access to any lockbox to which Borrower's customer remittances are sent and the contents thereof, (iii) endorse Borrower's name upon any items of payment or proceeds thereof deposited or received for credit to the Blocked Accounts or constituting part of the Collateral, and transfer the same to or deposit the same in the account of Lender for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto, provided the Collateral covered by any new financing statement so executed and filed does not include, and the Collateral description of any existing financing statement, so amended, is not expanded to include, any property other than the Collateral. Borrower hereby releases Lender and its officers, employees and, to the extent selected with due care, their agents, from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of their own gross negligence, willful misconduct, actual fraud or bad faith, as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

     7.5 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower if any Event of Default shall have occurred and be continuing (including, but not limited to, any Event of Default by reason of such default or judgment), (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, which are not permitted to exist hereunder, and (c) pay any amount, incur any expense or perform any act which, in the good faith judgment of Lender, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.6 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender, and their designees shall have complete access to all of Borrower's premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default has occurred that is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as a Lender may reasonably request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred that is continuing for the collection of Accounts and realization of other Collateral; provided, that in exercising the rights under clauses (b) and
(c) of this Section, Lender, and its designees will, unless an Event of Default has occurred that is continuing, use reasonable efforts not to unnecessarily interfere with the conduct of Borrower's business.

     7.7 Irrevocable License to Use Equipment and Intellectual Property. Borrower hereby grants Lender an irrevocable non-exclusive license, without charge (a) to use after the occurrence and during the continuance of an Event of Default, any of the Equipment consisting of computers or other data processing equipment relating to the storage or processing of records, documents or files pertaining to the Collateral and use any other Equipment to handle, deal with or dispose of any Collateral pursuant to the rights and remedies of Lender as set forth in this Agreement and the other Financing Agreements, the Uniform Commercial Code of any applicable jurisdiction and other applicable law, provided that such use of Equipment by Lender shall not damage such Equipment; and (b) to use after the occurrence and during the continuance of an Event of Default, any of the Intellectual Property marked or stamped on any Collateral or otherwise required to collect or realize on any Collateral. Such license shall be irrevocable and shall continue until the Obligations have been indefeasibly paid and satisfied and this Agreement and all other Financing Agreements have been terminated.

     7.8  Terex Distribution Center Mortgagee Waiver.

     With respect to the Mortgagee Waiver (the "TDC Mortgagee Waiver") being delivered as of the date hereof by Jim B. Tohill, as Trustee (the "Terex Mortgagee"), and United States Trust Company of New York, as Collateral Agent, for certain senior secured notes of Terex (the "Terex Collateral Agent") in favor of Lender with respect to the distribution center facility leased by Terex in Southhaven, Mississippi upon which Inventory, Records and other personal property of Borrower may be located and upon

Terex's interest in which facility the Terex Mortgagee has a lien under a deed of trust ("TDC Mortgage") for the benefit of the Terex Collateral Agent, Borrower shall promptly, and in any event within ninety (90) days, following notification by Lender that it has received notice from the Terex Collateral Agent under the TDC Mortgagee Waiver to the effect that an event of default and acceleration has occurred with respect to the indebtedness secured by the TDC Mortgage, upon written notice to Lender, either (i) move all of the Inventory, Records and other personal property of Borrower located at such facility to a new permitted location with respect to which such landlord's and mortgagee's waivers shall be delivered to Lender as Lender shall require, and/or (ii) make other arrangements with respect to such Inventory, Records and personal property as shall be satisfactory to Lender. Following the expiration of such ninety (90) day period, should Borrower not be successful in completing such relocation or implementing such other arrangements satisfactory to Lender as aforesaid, none of the otherwise Eligible Inventory located at such facility shall any longer be deemed Eligible Inventory and none of the otherwise Eligible Accounts with respect to which the Records are located at such facility shall any longer be deemed Eligible Accounts.


SECTION 8.     REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The name of Borrower has been legally and validly changed from CMHC Acquisition Corporation to CLARK Material Handling Company. The name of Clark Material Handling Company, a Kentucky corporation, has been legally and validly changed to Terex Material Handling Corp. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized by all necessary corporate and shareholder action and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, material agreement or material undertaking to which Borrower is a party or by which any Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries, except for the Foreign Subsidiaries in existence on the date hereof and newly formed or acquired Subsidiaries of Borrower as permitted under Section 9.7(c) hereof.

     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower or Old Clark which have been or may hereafter be delivered by Borrower to Lender have been prepared consistent with GAAP and fairly present the financial condition and the results of operation of, as applicable, Borrower or Old Clark as at the dates and for the periods set forth therein, except for footnotes and any departures from GAAP indicated therein. Except as disclosed in any interim financial statements of Old Clark furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements of Old Clark furnished by Borrower to Lender prior to the date of this Agreement.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at its address set forth below and its only other places of business and the only other locations of Collateral, if any, are (i) the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below,
(ii) Inventory which is in transit to one of such addresses or such new locations so established, and (iii) Inventory located at dealers not reported to Lender under Section 9.2 and not included in any Collateral report delivered at any time to Lender, in amounts not to exceed $25,000 at any one dealer location or $300,000 for all such unreported dealer locations. The Information Certificate correctly identifies any of such existing locations which are not owned by Borrower and sets forth the owners and/or operators thereof. Borrower's registered office within the State of Kentucky is in Franklin County, Kentucky and will not be changed, except upon twenty (20) days' prior written notice to Lender.

     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets, including, without limitation, the Purchased Assets, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically permitted under
Section 9.8 hereof.

     8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which reserves have been set aside on its books in accordance with GAAP.
Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which has a reasonable likelihood of success and which, if adversely determined against Borrower, would result in any material adverse change in the assets or business of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

     8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except where such default, violation or failure to so comply would not have a material adverse effect on the business or assets of Borrower or impair the value of any Collateral or the rights of Lender therein or thereto.

     8.8 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

     8.9  Acquisition of Purchased Assets.

          (a) The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein, and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Sellers thereunder, Borrower acquired and has good and marketable title to the Purchased Assets, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

          (b) All actions and proceedings required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) and the transactions required thereunder have been duly and validly taken and consummated.

          (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

          (d) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Purchase Agreements.

     8.10 Issuance of Senior Notes.

          (a) The Note Indenture and the transactions contemplated thereunder and under the Offering Circular with respect thereto have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein, and giving effect to the terms of the Note Indenture and the Offering Circular with respect thereto, Borrower has issued all of the Senior Notes and has applied the cash proceeds received therefrom as provided in Section 4.1(d) hereof.

          (b) All actions and proceedings required by the Note Indenture and in connection with the Issuance by Borrower of the Senior Notes, applicable law or regulation have been taken and the transactions required thereunder have been duly and validly taken and consummated.

          (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Note Indenture and the Offering Circular with respect thereto and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Note Indenture and the Offering Circular with respect thereto.

          (d) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Offering Circular, Note Indenture and specimen Senior Notes.

     8.11 Employee Benefits. Except as otherwise disclosed on the Information Certificate:

          (a) Borrower has not engaged in any transaction (including, without limitation, the assumption of any liabilities pursuant to the Purchase Agreements) in connection with or as a result of which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.11(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.11(d) hereof.

          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(c) of ERISA) for which reporting was not waived by regulations of the Pension Benefit Guaranty Corporation or any other event or condition with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and
Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.11(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.11(d) hereof.

          (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

          (e) Neither Borrower nor any of its ERISA Affiliates is obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA nor has it incurred or received any notice with respect to withdrawal liability.

     8.12 Capitalization.

          (a) All of the issued and outstanding shares of capital stock of Borrower are directly and beneficially owned and held by Holdings and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

          (b) Borrower is not insolvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder, and without limiting the foregoing, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness of Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

          (c) Holdings has, on or before the date hereof, made a cash equity contribution to Borrower in an amount of not less than $25,000,000 as consideration for the issuance to Holding of all of the capital stock of Borrower and the proceeds of such cash equity contribution have been applied, contemporaneously herewith, to the cash portion of the purchase price for the Purchased Assets as provided in Section 4.1(c) hereof.

     8.13 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder (except with respect to any representation or warranty expressly stated to have been made as of a specified date, which shall nevertheless be deemed to have been repeated to be true as of that specified date) and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.     AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2  New Collateral Locations.

          (a) Borrower may, in the ordinary course of business, open, maintain or move Inventory to any new location within the continental United States, Canada or Puerto Rico, provided Borrower (i) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (ii) executes and delivers, or causes to be executed and delivered, to

Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements; and

          (b) Borrower may, in the ordinary course of business, open, maintain or move Inventory to a location outside of the continental United States, Canada and Puerto Rico, provided that (i) in addition to periodic reporting required elsewhere herein, separate written notice thereof shall be given by Borrower to Lender as soon as practicable after the aggregate cost of Inventory so moved to a location outside the continental United States, Canada and Puerto Rico exceeds $300,000 since the last periodic Inventory report, (ii) the amount of Eligible Inventory of Borrower is reduced by the amount of the net reduction of Eligible Inventory (if any) resulting from such transaction, and (iii) after giving effect to such reduction (if any), the Loans and Letter of Credit Accommodations would not exceed the amounts available under the lending formulas and subject to the sublimits set forth in this Agreement.

     9.3 Compliance with Laws, Regulations, Etc. Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any Federal, State or local governmental authority applicable to it, the non-compliance with which would either (i) have a material adverse effect upon the business or assets of Borrower, unless being diligently contested in good faith by appropriate proceedings available to Borrower and with respect to which adequate reserves have been set aside on its books, or (ii) have an adverse effect on the value of any Collateral or the rights of the Lender therein or thereto.

     9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which reserves have been set aside on its books in accordance with GAAP. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to pay to Lender the amount thereof, within two (2) Business Days after demand, accompanied by a reasonable description of the claim, and until paid to Lender such amount shall be added to and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated; provided, that Borrower may self-insure as to liability or other insurable risks, other than damage, loss or other casualty risks affecting any Collateral. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee for the benefit of each Lender as an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender and Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance relating to casualties to the Collateral shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

     9.6  Financial Statements and Other Information.

          (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to its Collateral and the business of Borrower and its subsidiaries (if any) consistent with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each calendar month (other than the third, sixth, ninth and twelfth calendar months), and within forty-five (45) days after the end of each of the third, sixth, ninth and twelfth calendar months, monthly unaudited consolidated and consolidating financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the opinion, in accordance with generally accepted auditing standards, of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, stating that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended (or containing such other expression of the auditor's opinion from time to time prescribed by generally accepted auditing standards having essentially the same meaning).

          (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim of which it or Borrower has knowledge, relating to the Collateral or any other property which is security for the Obligations and involving an amount in excess of $250,000, or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally or to the Note Trustee, and copies of all publicly available reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral of Borrower and the business of Borrower, as Lender may, from time to time, reasonably request subject to the provisions of Section 12.7 (as applicable). Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any

Participant or assignee or prospective Participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

          (e) Borrower shall deliver, or cause to be delivered, to Lender, within one hundred twenty (120) days from the date hereof, opening balance sheets prepared by independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm selected by Borrower and reasonably acceptable to lender, and certified by such accountants to the effect that such opening balance sheets have been prepared in accordance with GAAP and present fairly the financial condition of Borrower as of such date.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly:

          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it,

          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or Indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition or abandonment of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower, (iii) sales of assets, other than any Collateral, consistent with past practices, (iv) sales of assets, other than any Collateral, which would not have a material adverse effect on Borrower's ability to perform its Obligations hereunder or upon the value of any Collateral or the rights of Lender therein or thereto, (v) the issuance and sale by Borrower of its own equity securities (subject to Section 10.1(j) hereof), and (vi) the issuance and sale by Borrower of its own debt securities, to the extent such Indebtedness is permitted in Section 9.9 hereof, or

          (c) form or acquire any Subsidiaries, except Subsidiaries engaged in the same business as Borrower's present business or a business closely related thereto (subject, nevertheless, to the other terms and provisions hereof, including Sections 9.9, 9.10, 9.12 and 9.13), or

          (d)  wind up, liquidate or dissolve, or

          (e) amend, modify, alter or change any of the material terms of the Purchase Agreements as in effect on the date hereof, or

          (f)  agree to do any of the foregoing.

     9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, any Collateral, except:

          (a)  liens and security interests of Lender;

          (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which reserves have been set aside on its books in accordance with GAAP;

          (c) non-consensual statutory liens (other than liens pursuant to ERISA or environmental laws or securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent:

               (i) such liens secure indebtedness which is not overdue for a period of more than thirty (30) days, or

               (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case under clauses (i) and (ii), prior to the commencement of foreclosure or other similar proceedings and with respect to which reserves have been set aside on its books in accordance with GAAP;

          (d) liens on property, other than any Collateral, incurred in the ordinary course of business in respect of Hedging Obligations;

          (e) liens on property, other than any Collateral, securing surety or appeal bonds, performance bonds, insurance obligations, or other obligations of a like nature incurred in the ordinary course of business;

          (f) liens on property, other than any Collateral, arising by reason of any judgment, decree or order of any court with respect to which Borrower is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under this Agreement;

          (g) encumbrances on or with respect to real property consisting of zoning restrictions, survey exceptions, utility easements, access licenses, rights of way, easements of ingress or egress over real property of Borrower or restrictions of record on the use of real property, minor defects in title to real property, mechanics' liens and vendors' liens on real property, in each case to the extent the same do not interfere in any material respect with the ordinary conduct of the business of Borrower and do not impair the value of any Collateral or the rights of Lender therein or thereto;

          (h) liens upon, or deposits of, property other than any Collateral, made in connection with or to secure the performance of tenders, bids, and government contracts and leases and subleases;

          (i) pledges or deposits of property, other than any Collateral, under worker's compensation, unemployment or other social security legislation;

          (j) purchase money security interests in Equipment of Borrower (including capital leases) and purchase money mortgages on real estate, so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment of Borrower or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and

          (k) the security interests and liens set forth on the Information Certificate.

     9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

          (a)  the Obligations;

          (b) performance bonds, surety bonds and insurance premium obligations, to the extent incurred in the ordinary course of business;

          (c)  Hedging Obligations;

          (d) Indebtedness under the Tax Sharing Agreement, as in effect on the date hereof;

          (e) Indebtedness arising out of sale and leaseback transactions not involving any property which is part of the Collateral and not otherwise prohibited by this Agreement;

          (f)  Floor Plan Guaranties;

          (g) purchase money Indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

          (h) unsecured Indebtedness of Borrower not to exceed the principal amount of $130,000,000 evidenced by the Senior Notes, as in effect on the date hereof, and, to the extent provided for in the Senior Notes and the Note Indenture as such instruments are in effect on the date hereof, interest thereon at the rate provided for in the Senior Notes; provided, that:

               (w) Borrower shall only make regularly scheduled payments of principal and interest, or other mandatory payments in respect of such Indebtedness in accordance with the terms of the Senior Notes and Note Indenture, each as in effect on the date hereof;

               (x)  Borrower shall not, directly or indirectly:

                         (A) amend, modify, alter or change any of the material terms of the Senior Notes, the Note Indenture, or any agreements, documents or instruments executed and/or delivered in connection therewith, each as in effect on the date hereof, including, but not limited to, any terms thereof relating to payments, redemptions or amortization, financial covenants, defaults, or any collateral therefor, except to the extent any such amendments, modification, alterations or changes shall make any such terms no less favorable to Borrower in the reasonable determination of Lender, or

                         (B)  redeem, retire, defease, purchase or
                    otherwise acquire any such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, or

               (y) Borrower shall furnish to Lender copies of all certificates, required notices, demands, claims, notices of default or acceleration, requests for amendments, waivers or consents or other material notices, either received from the Note Trustee or any of the holders of the Senior Notes, or on their behalf, promptly after receipt thereof, or sent by Borrower or any guarantor thereof, or on its behalf, to any of the holders of the Senior Notes, or any representative of the holders, (including, but not limited to, the Note Trustee or other collateral agent or trustee) promptly after the sending thereof, as the case may be;

          (i) unsecured Indebtedness incurred by Borrower for money borrowed after the date hereof from a non-Affiliate in an aggregate amount not to exceed (x) $10,000,000 minus (y) the aggregate amount of Indebtedness incurred after the date hereof as permitted under this Section 9.9(i) or Section 9.9(j) minus (z) the outstanding principal balance of Indebtedness incurred as permitted under Section 9.9(k), determined as of the date the Indebtedness under this Section 9.9(i) is incurred, provided, that, (i) such Indebtedness is permitted under the terms of the Indenture as in effect on the date hereof, and incurred on commercially reasonable rates and terms in an arm's length transaction, (ii) Lender shall have received not less than five (5) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Lender may reasonably request with respect thereto,
(iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) on and before the date of incurring such Indebtedness and after giving effect thereto, no Event of Default, or event which with the passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (v) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of the execution thereof, (vi) Borrower shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such Indebtedness, or (B) amend, modify, alter or change the terms of such Indebtedness in any material respect or any agreement, document or instrument related thereto, or (C) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; provided, however, that Borrower may engage in any transaction otherwise prohibited by clauses
(vi)(A) or (vi)(C) of this Section 9.9(i), so long as (1) no Event of Default, or event which, with notice or passage of time, or both, would constitute an Event of Default shall exist or have occurred and be continuing, and (2) Borrower shall have Excess Availability of not less than $8,000,000 for the period of thirty (30) consecutive days immediately preceding and after giving effect to each such transaction, and (vii) Borrower shall furnish to Lender copies of all certificates, required notices, demands, claims, notices of default or acceleration, requests for amendments, waivers or consents or other material notices in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

          (j) unsecured Indebtedness incurred by Borrower for money borrowed after the date hereof from an Affiliate in an aggregate amount not to exceed (x) $10,000,000 minus (y) the aggregate amount of Indebtedness incurred after the date hereof as permitted under Section 9.9(i) or this
Section 9.9(j) minus (z) the outstanding principal balance of Indebtedness incurred as permitted under Section 9.9(k), determined as of the date the Indebtedness under this Section 9.9(j) is incurred, provided, that, (i) such Indebtedness is permitted under the terms of the Indenture as in effect on the date hereof, and incurred on commercially reasonable rates and terms no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate, (ii) Lender shall have received not less than five (5) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Lender may reasonably request with respect thereto, (iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, which shall, as to payments, be expressly be made subject to the terms of this Section, (iv) on and before the date of incurring such Indebtedness and after giving effect thereto, no Event of Default, or event which with the passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (v) Borrower shall not make any payments or mandatory or non-mandatory prepayments in respect of such Indebtedness, except that Borrower may make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of the execution thereof, but such regularly scheduled payments may only be made so long as (1) no Event of Default, or event which, with notice or passage of time, or both, would constitute an Event of Default shall exist or have occurred and be continuing, and (2) Borrower shall have Excess Availability of not less than $8,000,000 for the period of thirty (30) consecutive days immediately preceding and after giving effect to each such payment, (vi) Borrower shall not, directly or indirectly, or (A) amend, modify, alter or change the terms of such Indebtedness in any material respect or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrower shall furnish to Lender copies of all certificates, required notices, demands, claims, notices of default or acceleration, requests for amendments, waivers or consents or other material notices in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

          (k) unsecured Indebtedness incurred by Borrower for loans to Borrower made by its Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, the amount of (x) $10,000,000 minus (y) the aggregate amount of Indebtedness incurred after the date hereof as permitted under Sections 9.9(i) and (j) hereof; provided, that, (i) such Indebtedness is permitted under the terms of the Indenture as in effect on the date hereof, on commercially reasonable rates and terms, (ii) Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness, including, but not limited to, any prepayments, and the terms of such Indebtedness shall expressly provide that no such payments or prepayments of such Indebtedness shall be required or accepted, or any funds set aside therefor or any Receivables owed to Borrower set-off against such Indebtedness, except that, until an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and provided Borrower shall have Excess Availability of not less than $8,000,000 for the period of thirty (30) consecutive days immediately preceding and after giving effect to each such payment, Borrower may make payments of principal and interest in accordance with the terms of such Indebtedness as in effect on the date of incurrence, (iii) Borrower shall not, directly or indirectly, amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto, and (iv) Borrower shall furnish to Lender copies of all certificates, required notices, demands, claims, notices of default or acceleration, requests for amendments, waivers or consents or other material notices concerning such Indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

          (l) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace or refund, but not to increase, any Indebtedness permitted pursuant to the terms of this Agreement, on terms not materially less favorable to the Borrower or to Lender than the terms of the Indebtedness so extended, refinanced, renewed, replaced or refunded.

     9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise), or purchase or repurchase the stock, obligations or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or make any other Investment, or agree to do any of the foregoing, except:

          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (b) Investments reported as of the end of each month to Lender in:

               (i) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, in each case having a maturity not beyond one year,

               (ii) time deposit accounts, certificates of deposit and money market deposits, in each case having a maturity not beyond one year, issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof whose debt is rated "A" (or such similar rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended) or which is otherwise satisfactory to Lender,

               (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

               (iv) commercial paper with a rating of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation, and

               (v) money-market funds sponsored by any registered broker dealer or mutual fund distributor, which invest solely in one or more of the securities referred to in clauses (i), (ii),
          (iii) or (iv) or that are otherwise satisfactory to Lender;

          (c)  Floor Plan Guaranties;

          (d) Investments consisting of stock in the Foreign Subsidiaries as in effect on the date hereof;

          (e) Investments by Borrower made after the date hereof in the form of loans to Holdings or in the form of equity interests in, or loans to, or guaranties of Indebtedness of, the Foreign Subsidiaries or in the form of equity interests in, or loans to, or guaranties of Indebtedness of, newly formed or acquired Subsidiaries of Borrower engaged in the same business as Borrower's present business or a business closely related thereto, or to dealers or suppliers of Borrower, not to exceed, in the aggregate for all such Investments after the date hereof, an amount equal to (x) $10,000,000 minus (y) the aggregate amount of dividends declared or paid after the date hereof as permitted under Section 9.11(a) hereof; provided, that, (i) each such Investment is permitted under the terms of the Indenture as in effect on the date hereof, (ii) Lender shall have received not less than five (5) Business Days notice of the intention to make each such Investment (except for short-term loans in the ordinary course of business by Borrower to Clark Germany of up to $1,000,000 which shall be reported to Lender monthly), (iii) on and before the making of each such Investment and after giving effect thereto, no Event of Default, or event which, with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (iv) Borrower shall have Excess Availability of not less than $8,000,000 for the period of thirty (30) consecutive days immediately preceding and after giving effect to each such Investment, and (v) Borrower shall provide Lender with copies of all agreements, documents and instruments evidencing or relating to the making of each such Investment; and further provided that (1) no such Investments shall, directly or indirectly, be used to pay, or to setoff against, any Receivables owed to Borrower by the person receiving such Investment or its Affiliates, and (2) such Investments in the form of loans to Holdings shall not exceed either (I) $500,000 in any fiscal year of Borrower, less the aggregate amount of dividends declared or paid by Borrower in such fiscal year as permitted under Section 9.11(a) hereof, or (II) $1,500,000 in the aggregate on or after the date hereof less the aggregate amount of dividends declared or paid by Borrower after the date hereof, as permitted under Section 9.11(a) hereof, and (3) such Investments in the form of loans to Holdings shall be used only for the purposes of funding redemptions of stock in Holdings owned by management employees of Borrower who have died or whose employment has terminated, which such redemptions shall be made only out of legally available funds therefor;

          (f) advances and loans to officers and employees of Borrower in the ordinary course of business for relocation expenses, commission, travel and similar advances, not to exceed the amount of $250,000 in the aggregate for all such advances and loans at any one time outstanding; and

          (g)  the guarantees by Borrower set forth in the Information
Certificate.

     9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly:

          (a) declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding (or set aside or otherwise deposit or invest any sums for such purpose), except cash dividends declared and paid by Borrower to Holdings after the date hereof out of legally available funds therefor, such dividends not to exceed (x) in the aggregate for all such dividends declared or paid after the date hereof, an amount equal to $1,500,000 less the amount of loans made by Borrower to Holdings as permitted under the second proviso contained in Section 9.10(e), or (y) in any one fiscal year of Borrower, an amount equal to $500,000 less the amount of loans made by Borrower to Holdings in such fiscal year as permitted under the second proviso contained in Section 9.10(e); provided, that, (i) each such dividend is permitted to be declared and paid under the terms of the Indenture as in effect on the date hereof, (ii) Lender shall have received not less than five (5) Business Days notice of the intention to declare and of the intention to pay each such dividend, (iii) on and before each of the declaration and payment of each such dividend and after giving effect thereto, no Event of Default, or event which, with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (iv) Borrower shall have Excess Availability of not less than $8,000,000 for the period of thirty (30) consecutive days immediately preceding and after giving effect to each such declaration and payment, and (v) Borrower shall provide Lender with copies of all agreements, documents and instruments evidencing or relating to the declaration and payment of each such dividend; and further provided that such dividends shall be used only for the purposes of funding redemptions of stock in Holdings owned by management employees of Borrower who have died or whose employment has terminated, which redemptions shall be declared and paid only out of legally available funds therefor; and further provided that the aggregate amount of dividends so declared or paid after the date hereof, when added to the aggregate amount of Investments made by Borrower after the date hereof as permitted by Section 9.10(e) hereof shall not exceed $10,000,000.

          (b) redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

     9.12 Additional Restrictions for Certain Indebtedness, Investments and Dividends.

     The incurrence of Indebtedness permitted under Section 9.9(i) and 9.9(j) hereof, the making of Investments permitted under Section 9.10(e) hereof and the declaration and payment of dividends permitted under Section 9.11(a) hereof shall be further subject to the following additional restrictions:

          (a) In the case of any payment to be made in respect of Indebtedness incurred under Section 9.9(i) hereof, unless Borrower shall have Excess Availability for the period of (30) consecutive days immediately preceding each such payment and after giving effect thereto of not less than $8,000,000, determined without regard to the net positive amount (if any) that would otherwise be added under clause (b) of the definition of Excess Availability, after taking into account the negative adjustment (if any) under the proviso contained in the definition of Excess Availability (such net positive amount, if any, the "Net Cash Position"), such payment shall not be funded, directly or indirectly, with proceeds of Revolving Loans until Borrower has first applied to such payment all permitted Investments in the form of cash and cash equivalents included in such clause(b) of such definition, except that if such payment is in respect of a transaction permitted by the proviso to clause (vi) of Section 9.9(i), such payment shall not be funded, directly or indirectly, with the proceeds of Revolving Loans and shall only be funded in an amount not in excess of the amount of the Net Cash Position (if any) at the time of payment.

          (b) In the case of any payment to be made in respect of Indebtedness incurred under Section 9.9(j) hereof, unless Borrower shall have Excess Availability for the period of (30) consecutive days immediately preceding each such payment and after giving effect thereto of not less than $8,000,000, determined without regard to the Net Cash Position at the time of such payment, such payment shall not be funded, directly or indirectly, with proceeds of Revolving Loans and shall only be funded with permitted Investments in the form of cash and cash equivalents (or the proceeds thereof) of Borrower included under such clause (b) of such definition and only in an amount not in excess of the amount of the Net Cash Position (if any) at the time of payment.

          (c) In the case of any Investment to be made or a dividend to be declared or paid pursuant to and as permitted under Sections 9.10(e) or 9.11(a) hereof, unless the Excess Availability requirement set forth in the clause (iv) of Section 9.10(e) or clause (iv) of Section 9.11(a), as applicable, would be satisfied if Excess Availability were determined by Lender for the thirty (30) consecutive day immediately preceding such Investment or declaration or payment of such dividend and after giving effect thereto, without regard to the Net Cash Position (if any) at the time of such Investment, declaration or payment, such Investment or dividend shall only be permitted to the extent that it is not funded, directly or indirectly, with proceeds of Revolving Loans and is only funded with permitted Investments in the form of cash or cash equivalents (or the proceeds thereof) included under such clause (b) of such definition and only in an amount not in excess of the Net Cash Position (if any) at the time of payment.

     9.13 Transactions with Affiliates.

          (a) Borrower shall not, directly or indirectly, enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate or Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business in accordance with past practices and upon fair and reasonable terms no less favorable to Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person, except that no sales, transfers or deliveries of Inventory to any Affiliate or Subsidiary shall be made unless (i) prior written notice thereof is given by Borrower to Lender, who shall therefor reduce the Eligible Inventory of Borrower by the net reduction of Eligible Inventory resulting from such transaction, and (ii) after giving effect to such reduction, the Loans and Letter of Credit Accommodations would not exceed the amounts available under the lending formulas and subject to the sublimits set forth in this Agreement.

          (b) Nothing in this Agreement shall prohibit payments by Borrower (i) to Holdings of proper allocations of ordinary corporate administrative and operating expenses in an amount not to exceed $1,000,000 in any fiscal year of Borrower or (ii) to directors of customary and reasonable directors' fees and expenses not to exceed $100,000 in the aggregate in any fiscal year of Borrower.

     9.14 Costs and Expenses. Borrower shall pay to Lender on demand all filing fees, taxes and all reasonable costs and expenses paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, and the rights of Lender in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees;
(c) reasonable costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with customary and reasonable charges and fees of Lender with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations;
(e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); provided, that Borrower shall not be liable for the costs of defending claims asserted (x) by Borrower against Lender which claims are successfully established pursuant to a final, non-appealable judgment of a court of competent jurisdiction rendered in favor of Borrower against Lender, or (y) by a person, other than a Borrower, against Lender, which claims result in a final, non-appealable judgment rendered in favor of such person against Lender, and which judgment clearly sets forth the basis for liability as the willful misconduct, bad faith or gross negligence of such Lender; (g) upon and during the continuance of an Event of Default, all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for examiners of Lender in the field and office; (h) the reasonable fees and disbursements of outside counsel (including legal assistants) to Lender in connection with any of the foregoing and (i) the reasonable fees and disbursements of outside counsel (including legal assistants) to Lender or, upon and during the continuance of an Event of Default, any Participant in connection with any of the foregoing (other than legal fees and disbursements of counsel (including legal assistants) of a Participant incurred to become a Participant.

     9.15 Compliance with ERISA. Borrower shall not with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA
Affiliates:

          (a) (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliates to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under
Section 302 of ERISA, Section 412 of the Code or the terms of such plan,
(iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

          (b) As used in this Section 9.15, the term "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.16 No Conflicts with Amount of Maximum Credit. Notwithstanding anything to the contrary provided herein, Borrower shall not, and shall not permit Clark Germany or any other Subsidiary of Borrower, to incur Indebtedness under the German Subsidiary Facilities, as defined in the Indenture as in effect on the date hereof, in an amount that would reduce the maximum amount of Indebtedness permitted under the Indenture or any other agreement to which Borrower or any of its Subsidiaries is now or hereafter a party to be incurred in favor of Lender under this Agreement at any time to an amount below $30,000,000, and Borrower shall not take, or permit Clark Germany or any other Subsidiary of Borrower to take, any other action that would have the same effect; provided, that nothing in this Section shall modify the terms and conditions hereof, including Section 2 hereof, upon which Revolving Loans and Letter of Credit Accommodations will be available to Borrower, or the amounts thereof.

     9.17 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements with respect to the Collateral signed only by Lender.


SECTION 10.    EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a) (i) Borrower fails to pay any of the Obligations or within two (2) Business Days after the due date thereof, or (ii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i), and, in the case of a failure to comply with the terms, covenants, conditions or provisions contained in:

                    (1) Section 9.1, to the extent such failure consists solely of a failure to be qualified as a foreign corporation to do business in a jurisdiction, such failure shall continue for a period of sixty (60) days, or

                    (2) Section 9.2(a), Lender shall fail to receive notice of such new location within twenty (20) days after the opening or establishment thereof (but such twenty (20) day period shall not apply if any of the Inventory at such new location is included in any Collateral report delivered to Lender), or

                    (3) the first sentence of Section 9.4, such failure shall continue for a period of thirty (30) days, or

                    (4) Section 9.6(a)(i), to the extent such failure consists solely of a failure to deliver timely financial statements for the third, sixth, ninth or twelfth calendar months, such failure shall continue for a period of five (5) days, or

                    (5) Section 9.6(a)(ii), to the extent such failure consists solely of a failure to deliver timely the annual audited financial statements of Borrower, such failure shall continue for a period of ten (10) days, or

                    (6) Section 9.15, to the extent such failure shall continue for a period of thirty (30) days;

provided, that, such specified periods in clauses (1) through (6) above shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such specified periods or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision or (C) any failure which adversely affects any Collateral or its value or the rights or interests of Lender therein or thereto;

          (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

          (d) (i) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $500,000 in any one case, or in excess of $1,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets which would either (A) have a material adverse effect upon the business or assets of Borrower or Obligor or (B) have an adverse effect on the value of any Collateral or the rights of Lender therein or thereto;

          (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

          (f) Borrower or any Obligor becomes insolvent, makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

          (i) (A) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender (including, but not limited to, the Senior Notes and the Note Indenture), or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case where such indebtedness, obligations or contingent indebtedness is in an amount in excess of $2,000,000, which default results in a demand for payment or acceleration of any of the foregoing indebtedness, obligations, or contingent indebtedness, or (B) any default by Borrower or any Obligor under the Service Agreement, the Purchase Agreements or any other material contract, lease, license or other obligation to any person other than Lender other than under an agreement, document or instrument referred to in clause (A), which default continues for more than the applicable cure period, if any, with respect thereto, or any termination of the Service Agreement while any material amount of Borrower's Inventory or material Records remain in Terex's possession or under its control;

          (j)  any Change of Control;

          (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material portion of the property of Borrower or any Obligor or any Collateral;

          (l) there shall be a material adverse change in the business or assets of Borrower or any Obligor after the date hereof; or

          (m) there shall be an event of default under any of the other Financing Agreements.

     10.2  Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) by notice to Borrower accelerate the payment of all Obligations and demand immediate payment thereof to Lender, by any or all of Borrower or Obligors (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose,
(vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. Unless the Collateral involved in a sale or other disposition by Lender is perishable or threatens to decline speedily in value or is of a type customarily sold in a recognized market, ten (10) days prior notice of disposition of such Collateral by Lender, designating the time and place of any public sale or the time after which any private sale or other intended disposition of any Collateral is to be made, shall be given to Borrower and shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

          (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any collection of Receivables, sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS
               AND CONSENTS; GOVERNING LAW

     11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

          (b) Each of Borrower and Lender irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme

Court of the State of New York, County of New York and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

          (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the option of Lender, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

          (d) BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

          (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence, willful misconduct or bad faith. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement, signed, in the case of amendments or modifications, by authorized officers of Borrower and Lender, and signed, in the case of waivers or discharges in favor of Borrower, by authorized officers of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom relating hereto or thereto.

     11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, but excluding any such losses, claims, damages, liabilities, costs and expenses directly caused to be incurred by reason of the gross negligence, willful misconduct or bad faith of the person otherwise to be indemnified and held harmless under this Section, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

     12.1  Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three
(3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York City time.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Lender in the Collateral of Borrower and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Thereupon, Lender shall, at the request of Borrower, execute and deliver to Borrower, at Borrower's cost and expense, such UCC termination statements as are necessary to evidence the discharge and release of any then remaining Collateral.

          (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


                  Amount                        Period
                  ------                        ------
     (i)      3% of Maximum Credit       November 27, 1996 to and including
                                         November 26, 1997

     (ii)     2% of Maximum Credit       November 27, 1997 to and including
                                         November 26, 1998

     (iii)    1% of Maximum Credit       November 27, 1998 to and including
                                         November 26, 1999

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

          (d)  Notwithstanding anything to the contrary set forth in
Section 12.1(c) above, in the event that Borrower terminates this Agreement and the other Financing Agreements prior to the Renewal Date concurrently with the consummation of a Qualified Public Offering (as hereafter defined) or a Qualified Refinancing

(as hereafter defined), the early termination fee payable by Borrower to Lender shall be reduced to an amount equal to fifty (50%) percent of the early termination fee otherwise payable pursuant to Section 12.1(c) upon the effective date of such termination (the "Reduced Termination Fee") provided that each of the following conditions is satisfied on such termination date: (i) Lender shall have received not less than thirty (30) days prior written notice of the intention of Borrower to so terminate this Agreement and the other Financing Agreements, which notice sets forth the intended termination date (the "Termination Notice"), (ii) no Event of Default or condition or event which, with notice or the passage of time, or both, shall exist or have occurred and be continuing on either the date Lender receives the Termination Notice or on such termination date, and
(iii) on such termination date Lender receives full and final repayment of all outstanding Obligations, cash collateral for all outstanding contingent Obligations, each as provided in Section 12.1(a), and payment of the Reduced Termination Fee from the proceeds of a Qualified Public Offering or from the initial loans to Borrower pursuant to a Qualified Refinancing.

          (e) As used herein, the term "Qualified Public Offering" shall mean a bona fide sale of Borrower's or Holdings' common stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the net cash proceeds received by Borrower or Holdings therefrom (after deducting underwriting discounts and commissions, and all offering and other expenses related thereto) are not less than the amounts required to be paid by Borrower to Lender pursuant to clause (iii) of Section 12.1(d) upon termination of the Financing Agreements.

          (f) As used herein, the term "Qualified Refinancing" shall mean a secured credit facility (the "New Credit Facility") entered into between Borrower and a financial institution ("New Lender"), other than Lender, after satisfaction of each of the following conditions: (i) Lender shall have received the written request of Borrower for additional loans and other credit accommodations by Lender to Borrower in a specified amount (the "Requested Acquisition Financing Amount") for the purpose of financing the proposed purchase by Borrower of substantially all of the assets or all of the capital stock of a corporation in the same business as Borrower or a business closely related thereto (the "Proposed Acquisition") and future working capital needs of Borrower and the acquired business; (ii) Lender shall have received all information required by Lender in order to consider such request from Borrower; (iii) Lender shall have notified Borrower in writing that Lender is unwilling to finance the Proposed Acquisition by providing additional loans and other financial accommodations in the Requested Acquisition Financing Amount (the "Declination Notice"); (iv) within sixty (60) days after receiving the Declination Notice, New Lender and Borrower shall have entered into the New Credit Facility pursuant to which New Lender shall have initially loaned to Borrower not less than the amounts required to be paid by Borrower to Lender pursuant to clause (iii) of
Section 12.1(d) upon termination of the Financing Agreements and also shall have committed to lend to Borrower not less than the Requested Acquisition Financing Amount for the purpose of financing the Proposed Acquisition and future working capital needs of the acquired business.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender by sending it to Lender at its address set forth below and to Borrower by sending it to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4  Successors.

          (a) This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower, and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or Participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

          (b) If Lender shall assign its entire rights and delegate its obligations under this Agreement and the other Financing Agreements, such that Lender is no longer the person administering the financing arrangements hereunder, including making the determinations of the amount of Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the lending formulas hereunder (such an assignment and delegation, a "Full Assignment"), unless (i) Lender shall have obtained Borrower's prior written consent to such Full Assignment (which consent, if requested, shall not be unreasonably withheld or delayed) or (ii) such Full Assignment is in connection with a sale of the business of Lender, or a sale of all or a substantial portion of the loan portfolio of Lender, or
(iii) such Full Assignment is to an affiliate of Lender, or (iv) such Full Assignment is made after and during the continuance of an Event of Default, then, following a Full Assignment not described in any of clauses (i),
(ii), (iii) or (iv) of this Section 12.4(b), Borrower shall have the option to terminate this Agreement (the "Special Termination Option") in accordance with Section 12.1 hereof, except without payment of any early termination fee otherwise payable pursuant to Section 12.1(c) hereof; provided, however, such termination by Borrower pursuant to the Special Termination Option must be completed in accordance with Section 12.1 hereof, within one hundred eighty (180) days following Borrower's receipt of notice of such Full Assignment.

     12.5 Participant's Security Interest. If a Participant shall at any time participate with Lender in the Revolving Loans, Letter of Credit Accommodations or other Obligations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of each Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct lender.

     12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     12.7  Confidentiality.

          (a) Lender shall use all reasonable efforts to keep confidential, in accordance with their customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall restrict the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.7, or (v) to counsel for Lender or any Participant or assignee (or prospective Participant or assignee).

          (b) In no event shall this Section 12.7 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.7 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) to require Lender to return any materials furnished by Borrower to Lender, or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.

     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER                             BORROWER
------                             --------
CONGRESS FINANCIAL CORPORATION     CLARK MATERIAL HANDLING COMPANY

By: /s/                            By: /s/
    ---------------------------        ---------------------------

Title:                             Title:
       ------------------------           ------------------------

Address:                           Chief Executive Office:
-------                            ----------------------
1133 Avenue of the Americas        172 Trade Street
New York, New York 10036           Lexington, Kentucky 40510